Exhibit 99.2

IHOP CORP.

CERTIFICATE OF ELIMINATION
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

DineEquity, Inc. (formerly, IHOP Corp.), a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 35,000 shares of preferred stock as Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof  of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), which Series B Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued.

SECOND: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on December 13, 2012, duly adopted the following resolutions authorizing the elimination of said Series B Preferred Stock:

Resolved, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151 of the Delaware General Corporation Law (“DGCL”), the Board of Directors hereby eliminates the Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), none of which is currently outstanding and none of which will be issued; and

Further Resolved, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series B Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the

Secretary of State of the State of Delaware of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Series B Certificate of Designations.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series B Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 14th day of December, 2012.

DINEEQUITY, INC.

By:	/s/ Bryan R. Adel
Bryan R. Adel
Senior Vice President, Legal, General Counsel
and Secretary